Exhibit 99.1

SEAHAWK DRILLING, INC. APPOINTS JAMES R. (JIM) EASTER AS SENIOR VICE PRESIDENT AND CFO AND ROBERT MOORE AND VICE PRSIDENT CORPORATE DEVELOPMENT AND PLANNING

Seahawk Drilling, Inc. (NASDAQ:HAWK) today announced that James R. “Jim” Easter has been named as Senior Vice President and Chief Financial Officer and will join the company immediately. Mr. Easter served as Vice President – Corporate Development and Strategic Planning at McDermott International, Inc., in Houston, Texas from 2006 to 2008, and prior to that was Vice President – Finance and Treasurer at McDermott.

Mr. Easter has over 25 years of corporate level management experience. He began his career in energy banking at Bank of America, then Barclays Bank, and finally the Bank of Montreal. He also worked at Enron and Reliant Energy before joining McDermott in 2002. Mr. Easter graduated from the University of Texas at Austin with a Bachelor of Arts in1977, and later received his Masters in Business Administration from Thunderbird, The American Graduate School of International Management.

Randy Stilley, President and Chief Executive Officer of Seahawk Drilling, Inc., commented “We are extremely pleased to have Jim Easter join the company as CFO. His broad experience involving corporate finance, treasury, M&A, and business operations make him a great fit for Seahawk Drilling, and I’m extremely pleased to have him join our management team.”

As announced earlier, Steve Manz, who has served as Senior Vice President and Chief Financial Officer of Seahawk Drilling since its spin off from Pride International, Inc. in 2009, has retired from the company.

“Steve Manz has been an integral part of Seahawk Drilling since its inception, and has helped position the company for a successful future. We wish Steve every success in his future endeavors and thank him for his many contributions to the company,” said Mr. Stilley.

The company also announced today that Robert E. Moore has joined the company as Vice President, Corporate Development and Planning. Moore had a successful 25 year career at Halliburton Company, with numerous financial and business management, corporate development, and strategic management roles. More recently, he was Vice President – Project Development for International Oil Trading Company in Houston. He earned a Bachelor of Business Administration and Masters of Business Administration from Baylor University.

“Robert Moore is a seasoned energy executive, with a broad background in corporate development and strategic planning. His knowledge and experience will be a valuable asset for the company as we embark on our strategy for growth,” said Mr. Stilley.

Seahawk Drilling, Inc. is an offshore drilling company headquartered in Houston, Texas. Seahawk owns a fleet of 20 jackup rigs that are located in the United States. The company’s shares are traded on the NASDAQ Stock Market under the symbol “HAWK”. Additional information may be found at www.seahawkdrilling.com.